Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-27132 and 333-110731 on Form S-8 and Registration Statement No. 333-128343 on Form S-3 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s, internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 26, 2010